Exhibit 10.1

THIRD AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Third Amendment to Revolving Credit and Term Loan Agreement (this “Third Amendment”) is made and entered into as of the 28th day of June, 2005, by and among Continental Materials Corporation, a Delaware corporation (“Borrower”), LaSalle Bank National Association, a national banking association, as administrative agent and as a lender (LaSalle in its capacity as administrative agent referred to in this Agreement as “Agent” and in its capacity as a lender as “LaSalle”) and Fifth Third Bank (Chicago), a Michigan banking corporation, as a lender (“Fifth Third”) (LaSalle and Fifth Third are each referred to individually in this Third Amendment as a “Lender” and collectively as the “Lenders”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lenders provided certain loans, extensions of credit and other financial accommodations to Borrower pursuant to (a) that certain Revolving Credit and Term Loan Agreement dated as of September 5, 2003, as amended by that certain First Amendment to Revolving Credit and Term Loan Agreement dated as of May 29, 2004, and that certain Second Amendment to Revolving Credit and Term Loan Agreement dated as of April 14, 2005, each by and among Lenders, Borrower and Agent (collectively, the “Credit Agreement”), and (b) the other documents, agreements and instruments referenced in the Credit Agreement or executed and delivered pursuant thereto;

WHEREAS, Borrower desires Lenders to, among other things, modify certain financial covenants set forth in the Credit Agreement (collectively, the “Additional Financial Accommodations”); and

WHEREAS, Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Third Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein, and other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the parties hereto hereby agree as set forth in this Third Amendment.

I.              Definitions:

A.            Use of Defined Terms.  Except as expressly set forth in this Third Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Credit Agreement.

B.            Amended Definitions.  Effective as of the date of this Third Amendment, Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Commitment - Term Loan” and “Total Commitment Amount” and substituting therefor the following:

“Commitment - Term Loan” shall mean each such amount set forth below across from the name of each Lender:

Lender	Amount
LaSalle	$8,100,000
Fifth Third	$5,400,000

“Total Commitment Amount” means Twenty-Three Million Five Hundred Thousand and no/100 Dollars ($23,500,000.00).

II.            Amendment to Credit Agreement.  Effective as of the date of this Third Amendment, the Credit Agreement is hereby amended as follows:

A.            Term Loan Provisions.  Sections 2.4 and 2.5 of the Credit Agreement are hereby amended by deleting Sections 2.4 and 2.5 in their entirety and substituting therefor the following:

“2.4         TERM LOAN.

Prior hereto, each Lender, severally and not jointly, lent to Borrower, and Borrower borrowed from each Lender, the amount of each Lender’s Commitment - Term Loan (the “Term Loan”), which Term Loan has an outstanding principal balance of $13,500,000.00 as of June 28, 2005.

2.5           TERM.

The Term Loan shall be evidenced by term notes (collectively the “Term Note”), substantially in the form of Exhibit B, with appropriate insertions, dated as of June 28, 2005, payable to the order of each Lender, in the current principal amount of each Lender’s Pro Rata Share of the Term Loan.  The principal balance of the Term Loan is payable in twelve (12) quarterly principal payments in the amount of $500,000 each, due on the last day of each fiscal quarter beginning June 30, 2005 and continuing through and including March 31, 2008, and twelve (12) quarterly principal payments in the amount of $625,000 each, due on the last day of each fiscal quarter beginning June 30, 2008 and continuing through and including March 31, 2011.”

B.            Financial Covenants.  Section 6.4 of the Credit Agreement is hereby amended by deleting Section 6.4 in its entirety and substituting therefor the following:

“6.4         FINANCIAL REQUIREMENTS.

Unless at any time both Lenders shall otherwise expressly consent in writing, until all of the obligations of Borrower under this Agreement and the Notes are fully paid and performed, Borrower shall:

(a)           Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio, determined as of July 2, 2005 and as of the end of each fiscal quarter thereafter, in all instances for the period of the four fiscal quarters then ending, to be less than 1.1 to 1.0; provided, however, for purposes of calculating the Fixed Charge Coverage Ratio, up to $1,500,000 of the purchase price paid by Borrower relating to the acquisition of the sand and gravel property located in Pueblo, Colorado, shall not be subtracted from EBITDA;

(b)           Current Ratio.  Not permit the ratio of Borrower’s consolidated current assets to current liabilities determined as of the end of each fiscal quarter of Borrower’s fiscal year, to be less than 1.50:1.0;

(c)           Tangible Net Worth.  Not permit Borrower’s consolidated Tangible Net Worth to be less than (i) $32,500,000 as of July 2, 2005, or October 1, 2005, or (ii) $32,500,000 plus fifty percent (50%) of Borrower’s cumulative consolidated net income (disregarding cumulative consolidated net loss) for all periods from and after January 1, 2005, in each case calculated as of December 31, 2005, and as of the last day of each calendar quarter thereafter; and

(d)           Leverage Ratio.  Not permit Borrower’s ratio of (i) consolidated Funded Debt as of the end of each fiscal quarter of Borrower’s fiscal year, to (ii) EBITDA for the Measurement Period ending as of the last day of such quarter calculated on a rolling four (4) quarters basis, to exceed 2.75 to 1.0 as of July 2, 2005, or as of the end of any fiscal quarter thereafter.”

C.            Capital Structure and Dividends.  Section 6.7 of the Credit Agreement is hereby amended by deleting Section 6.7 in its entirety and substituting therefor the following:

“SECTION 6.7       CAPITAL STRUCTURE AND DIVIDENDS.

Neither Borrower nor any Subsidiary shall (a) purchase or redeem, or obligate itself to purchase or redeem, any shares of Borrower’s capital stock, of any class, issued and outstanding from time to time, provided, however, that Borrower may, (i) purchase an amount of Borrower’s capital stock in a total amount not to exceed $3,500,000 in the aggregate pursuant to a tender offer financed by the proceeds of the Term Loan, as determined for the period beginning April 14, 2005 and ending on June 28, 2005, and (ii) purchase an additional amount of Borrower’s capital stock in a total amount not to exceed $1,438,000 in the aggregate, as determined from the period beginning June 28, 2005 and ending on the Termination Date, or (b) declare or pay any dividend (other than dividends payable in its own common stock or to Borrower) or make any other distribution in respect of such shares other than to Borrower.  Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock of each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional securities other than to Borrower.”

D.            Schedule I.  The Credit Agreement is hereby amended by deleting Schedule I attached to the Credit Agreement and substituting therefor Schedule I attached to this Third Amendment.

III.           Conditions Precedent. Lenders’ obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this Third Amendment:

A.            Borrower executing and delivering, or causing to be executed and delivered to Agent and Lenders, the following documents, each of which shall be in form and substance acceptable to Agent and Lenders:

(i)            A fully executed original of a Company General Certificate executed and delivered by Borrower to Agent and Lenders;

(ii)           A fully executed original of a Term Note for each Lender in the principal amount of such Lender’s Pro-Rata Share of the sum of the current outstanding Term Loan.

(iii)          A fully executed original Reaffirmation of Guaranties executed and delivered to Agent and Lenders by each of the Borrower’s Subsidiaries that executed the Subsidiary Guaranties; and

(iv)          such other agreements, documents and instruments as Agent or Lenders may reasonably request;

B.            No Event of Default or Unmatured Event of Default exists under the Credit Agreement, as amended by this Third Amendment, or the other Loan Documents;

C.            No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Agent prior to the date hereof shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Agent is likely to materially and adversely affect the financial position or business of Borrower or the capability of Borrower to pay its obligations and liabilities to Lenders; and

D.            There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s most recently delivered financial statements to Agent and Lenders.

IV.           Conflict.  If, and to the extent, the terms and provisions of this Third Amendment contradict or conflict with the terms and provisions of the Credit Agreement, the terms and provisions of this Third Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Third Amendment do not contradict or conflict with the terms and provisions of the Credit Agreement, the Credit Agreement, as amended by this Third

Amendment, shall remain in and have its intended full force and effect, and Lenders, Borrower and the Agent hereby affirm, confirm and ratify the same.

V.            Severability.  Wherever possible, each provision of this Third Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Third Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Third Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VI.           Reaffirmation.  Borrower hereby reaffirms and remakes all of its representations, warranties, covenants, duties, obligations and liabilities contained in the Credit Agreement, as amended hereby.

VII.          Fees, Costs and Expenses.  Borrower agrees to pay, upon demand, all fees, costs and expenses of Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Third Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

VIII.        Choice of Law.  This Third Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

[signature page follows]

IN WITNESS WHEREOF, Lenders, Borrower and Agent have caused this Third Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

CONTINENTAL MATERIALS CORPORATION

By:
Joseph J. Sum, Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as Agent and a Lender

By:
Its:

FIFTH THIRD BANK (CHICAGO),
as a Lender

By:
Its:

Schedule I

Lenders’ Total Commitment Amount

Lender	Total Commitment Amount	Pro Rata Share
Total	$(23,500,000)
LaSalle Bank National Association	$14,100,000	60.00%
Fifth Third Bank (Chicago)	$9,400,000	40.00%